Exhibit 15.4

August 28, 2023

Robert Day

Acting Chief Executive Officer

Futuris Company

22 Baltimore Road

Rockville, MD 20850

Re:	Futuris Company

Offering Statement on Form 1-A

Post-Qualification Amendment No. 3

Filed August 18, 2023

File No. 024-12082

Dear Robert Day:

We have reviewed your amended offering statement and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter by amending your offering statement and providing the requested information. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your offering statement and the information you provide in response to these comments, we may have additional comments. Unless we note otherwise, our references to prior comments are to comments in our August 3, 2023 letter.

Post-Qualification Amendment No. 3 to Offering Statement on Form 1-A filed August 18, 2023

Cover Page

1.	We note your response to comment 1, as well as your revised disclosure indicating that the shares underlying the Subject Convertible Note are no longer included in the 52,400,000 Company Offered Shares. For consistency, please revise the offering table by removing footnote (3), as it indicates you are selling the underlying convertible note shares as part of this offering. Please make conforming changes in the Use of Proceeds section, where you continue to indicate that you contemplate raising certain proceeds in this offering via the conversion of the note according to footnote (2) on page 12. In this regard, we note such sale and conversion price, which is in-part dependent on your trading prices, would be inconsistent with Rule 251(d)(3)(ii), as at-the-market offerings are not permitted under Regulation A.

Robert Day

Futuris Company

August 28, 2023

You may contact Blaise Rhodes at 202-551-3774 or Theresa Brillant at 202-551-3307 if you have questions regarding comments on the financial statements and related matters. Please contact Brian Fetterolf at 202-551-6613 or Dietrich King at 202-551-8071 with any other questions.

Sincerely,

Division of Corporation Finance
Office of Trade & Services

cc:	Mark Roderick